PRESS RELEASE

Fidelisenergy.com

5151 E. Broadway, Suite 1600

Tucson, AZ 85711

OTCBB Trading Symbol: FDEI

Email: ir@fidelisenergy.com

Investor Relations Contact:

ir@fidelisenergy.com

Date: 11 February 2005

Fidelis Partners with Miramar Petroleum at Hidalgo Prospect Gas Play

Fidelis Energy, Inc. (OTCBB: FDEI) today is pleased to announce further details on the acquisition of the 50% working interest in the Hidalgo Prospect. Fidelis signed a Lease Purchase and Development Agreement and Joint Operating Agreement with Miramar Petroleum, Inc. on the Hidalgo Prospect located in Hidalgo County, Texas.

Under the terms of the farm-in agreement, Fidelis advanced $260,000 to Miramar, the operator of the project, representing a two-thirds share of the costs for the drilling to completion of the 7,500-foot "Lepovitz A" natural gas well. Presently, Miramar Petroleum Inc., PI Energy and Discorbis Oil Company are the companies active in the Hidalgo field.

As reported earlier, the Hidalgo Prospect has under lease approximately 312 gross acres. The multi-objective gas reservoir target is Frio aged sands that have produced from 27 sand horizons 338 Bcf gas through 2004. The main objectives of the Hidalgo Project are the Bell and Cord sands that have a combined potential reserves of 16.1 Bcf gas. The Bell sand in the Miramar Petroleum, Inc. #2 Theser Gas Unit well has produced 20 Bcf gas at an average recovery of 2.96 Mmcf/day from seven wells. In addition, the Cord sand in the same well has a cumulative production over 62.9 Bcf from eight wells with an average recovery of 7.87 Mmcf/day.

Fidelis and Miramar are hopeful that if successful, the well could drain the entire lease acreage, however several wells may be required to fully exploit the lease. President Dan Hodges states, "The Company is pleased to have a strong, working interest partner in Miramar as they have a proven and successful track record in developing significant gas production from the Hidalgo field."

Fidelis has now been informed from Miramar that a potential spud date of the well could occur earlier than previously anticipated, possibly within two weeks, based on rig availability.

About Fidelis Energy Inc.

Based in Tucson, AZ, Fidelis Energy is an oil and gas company dedicated to solving North America's complex energy problems. Fidelis Energy identifies, acquires and develops working interest percentages in smaller, underdeveloped oil and gas projects in California, Canada, and other promising locales that do not meet the requirements of larger producers and developers. Through the use of modern development techniques such as horizontal drilling and 3-D seismic, the company enhances production from underdeveloped and under-utilized projects, as it pursues oil and gas production throughout North America.

Safe Harbor for Forward-Looking Statements:

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which Fidelis Energy, Inc. has little or no control.

For more information, please visit our website at www.FidelisEnergy.com, or contact: Investor Relations 1-888-894-3334

ON BEHALF OF THE BOARD

Fidelis Energy Inc.

Dan Hodges - President